STANDARD PUBLICITY AGREEMENT

               AGREEMENT made this _____ day of _____________ , 2003, by and between Jefferson Financial, LLC. (“Publisher”) and Kirkland Lake Gold Inc. (“Company).

WITNESSETH:

               WHEREAS, Company wishes to make its name and business better known in the investment community, and

               WHEREAS, Publisher is the publisher of investment letters and is otherwise involved in financial public relations.

               NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed:

1.             Engagement. Company hereby engages Publisher to print or reprint an edition of Publisher’s Gold Newsletter’s Mining Share Focus which prominently features a report on Company, and distribute the same as set out in Section 3.

2.             Preparation of Report. Company will cooperate fully and timely with Publisher and supply to Publisher all materials reasonably requested by Publisher to prepare any report on Company for Gold Newsletter’s Mining Share Focus. Because Publisher will rely upon this information in preparation of the newsletter, Company represents that all such information shall be true, accurate, complete and not misleading, in any respect.

3.             Delivery. Publisher will cause the Mining Share Focus edition featuring Company to be distributed to approximately 250,000 persons with addresses in the United States of America whose names will be obtained from a direct mailing service which has compiled a mailing list of potential investors. Publisher will not distribute any copies in Canada. Publisher agrees to mail the Mining Share Focus edition featuring Company on or about May 2, 2003. The edition to be distributed pursuant to this section of the agreement may include publicity about and subscription offers to Gold Newsletter.

4.             Company Review. No material about Company shall be distributed by Publisher unless and until Company has reviewed and approved the same. Company will act diligently and promptly in reviewing materials submitted to it by Publisher to enhance timely distribution of the materials and will inform Publisher of any inaccuracies contained at least fifteen (15) business days prior to the projected publication and/or delivery date. However, if Publisher has failed to deliver such material to Company at least twenty (20) business days prior to such projected date, such date shall be extended from day to day to allow Company to respond prior to such fifteen (15) business days.

5.             Compensation. In consideration of the services to be performed by Publisher, Company agrees to pay Publisher for the cost of writing, typesetting, printing (or reprinting) and mailing the edition of the Mining Share Focus to be distributed hereunder, plus all costs of distribution (including the cost of obtaining the mailing list to be utilized) and a reasonable allowance for Publisher’s overhead and creative direction (including salaries) incurred in connection with performance of this Agreement. Such costs are to be no greater than US$250,000. If Publisher's actual costs are less than the maximum herein provided, Publisher may nonetheless retain such excess as additional compensation. In order to meet the scheduled mailing date, a US$50,000 non-refundable deposit is due no later than April 1, 2003, and the balance at least ten (10) days before the projected date of mailing as set forth in Section 3, or as extended under Section 4 or otherwise under this Agreement.

               Notwithstanding anything herein contained Publisher shall have no obligation to distribute the edition to be provided under Section 1 unless the full amount of compensation provided hereunder has been received by Publisher in immediately available funds at least ten (10) days prior to the delivery date specified in Section 3 or as otherwise extended hereunder.

               Recognizing that Publisher will incur identified and unidentified costs and expenditures upon this Agreement being executed, and reflecting that the amount thereof is not capable of predetermination the parties agree that the amount of the non-refundable deposit is a reasonable estimate of the damages Publisher will incur if Company fails timely to pay the balance of compensation as provided in the preceding paragraph. In that event, or if Company fails to confirm that the distribution should go forward as planned within thirty (30) days after Publisher receives the non-refundable deposit, Publisher may terminate this Agreement and retain the non-refundable deposit as liquidated damages.

               If Company fails timely make the non-refundable deposit, Publisher's sole remedy shall be to terminate this Agreement.

               Publisher shall ensure that a disclaimer is featured prominently on the edition of the Gold Newsletter’s Mining Share Focus reporting on Company which discloses that Company has paid Publisher a fee for the publication of the edition and the amount of the fee.

6.            DISCLAIMER BY PUBLISHER. PUBLISHER MAKES NO REPRESENTATION THAT: (A) ITS PUBLICATION AND DISTRIBUTION OF THE REPORT ON COMPANY WILL RESULT IN ANY ENHANCEMENT TO COMPANY; (B) THE PRICE OF COMPANY’S PUBLICLY TRADED SECURITIES WILL INCREASE; (C) ANY PERSON WILL PURCHASE SECURITIES IN COMPANY AS A RESULT OF THE DISTRIBUTION OR (D) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH COMPANY.

7.            Limitation of Publisher Liability. If Publisher fails to perform its services hereunder, its entire liability to Company shall not exceed the lesser of: (a) the amount of the payments Publisher has received from Company; or (b) the actual and direct damage to Company as a result of such non-performance. IN NO EVENT WILL PUBLISHER BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM

AGAINST COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT, INCLUDING THE REPORT TO BE PREPARED AND/OR DISTRIBUTED BY PUBLISHER. Recognizing the possibility of delay in Publisher's performance, it is agreed that time will not be of the essence for such performance.

8.             Ownership of Materials. All right, title and interest in and to materials to be produced by Publisher in connection with the services to be rendered under this Agreement shall be and remain the sole and exclusive property of Publisher, except that if Company performs fully and timely its obligations hereunder, it shall be entitled to receive, upon written request, 500 copies of all such materials.

9.             Confidentiality. Until such time as the same may become publicly known, Publisher agrees that any information provided to it by Company of a confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon the written request of Company, any original documentation provided by Company will be returned to it. Notwithstanding the foregoing, Publisher shall not be liable for any revelation of confidential information which arises from sources other than directly from the beneficial owners of Publisher, it being recognized and understood that in the course of performance of this Agreement, many persons will have to receive access to such materials.

10.            Notices. All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail (return receipt requested), Express Mail, or by national overnight courier. If Company is a non-resident of the United States, the equivalent services of the postal system of Company’s residence may be used. Notices will be deemed given upon the earlier of actual receipt or three (3) business days after being mailed or delivered to such courier service.

Notices shall be addressed to Publisher at:
2400 Jefferson Highway, Suite 600
Jefferson, LA 70121-3825
Fax: (504) 837-4885

and to Company at:
62 Flint Avenue
Larchmont, NY 10538

Attn: Brian Hinchcliffe
Tel: (705) 642-5327
Fax: (914) 833-7784

             Such addresses and notice parties may be changed at any time by utilizing the foregoing notice procedures.

             Any notices to be given hereunder will be effective if executed by and sent to the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notices such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

11.         Compliance with Law. Publisher shall have no obligation to send any mailings to residents of states of the United States of America in which the common stock of Company cannot be secondarily traded on a solicited basis. Company and Publisher will agree upon the States to which the mailings will be directed.

12.         Miscellaneous.

(A)             Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Louisiana where Publisher has been organized and this Agreement will be performed by Publisher.

(B)             Venue. Any litigation under this Agreement shall have as its sole and exclusive venue the appropriate state or federal courts sitting in the State of Louisiana.

(C)             Multiple Counterparts and Delivery by Telecopier. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and delivered to the other party by telecopier. It shall not be necessary that each party execute each counterpart, or that any one counterpart be executed by more than one party, so long as each party executes at least one counterpart.

(D)             Separability. If any one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, such shall not affect any other provision hereof, and this Agreement shall be construed as if such provision had never been contained herein.

(E)             Presumption Against Draftsman. The parties acknowledge that each party and its counsel have participated in the negotiation and preparation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

(F)             Brien Lundin. Company has entered into this Agreement with the expectation that all services to be provided by Publisher will be under the direction and control of Brien Lundin, president of Publisher and editor of Gold Newsletter and Gold Newsletter’s Mining Share Focus. If Mr. Lundin ceases to so direct and control, Company may terminate this Agreement and receive back the compensation it has paid Publisher less any third party costs incurred by Publisher and not cancelable by it.

(G)             Effect of Termination. If this Agreement shall terminate pursuant to its provisions, no party shall thereafter have any right against any other except as herein specifically set forth.

(H)             No Third Party Beneficiaries. This Agreement shall be solely for the benefit of and bind Publisher and Company. No third party shall have or obtain any rights hereunder.

EXECUTED as a sealed instrument as of the day and year first above written.

JEFFERSON FINANCIAL, LLC		KIRKLAND LAKE GOLD INC.

By:	____________________________________	By:	____________________________________
	Name: _______________________________		Name: _______________________________
	Title: _______________________________		Title: _______________________________
	duly authorized		duly authorized